Second Amendment to Patrick Thiele's Employment Agreement dated
September 29, 2000

                           Effective February 26, 2002


Clause 5 (b) to be deleted and replaced with the following :

Clause 5 (b) Annual Incentive Bonus Compensation. During the term of the Employee's employment hereunder, the Employee will be entitled to receive annual bonus compensation in an amount for the Company's fiscal year determined in the sole discretion of the Human Resources Committee in accordance with the Company's Compensation Guidelines. The annual incentive range and target performance used for the purposes of calculation of the annual bonus will be established annually by the Human Resources Committee provided that such range shall be not less than 0% and 175% of Base Salary with target performance not less than 125%. Such bonus to be paid either in Cash or Cash and Option grants, with Option grants comprising up to 50% of the total calculated bonus, at the election of the Employee from year to year:

     (i)  Cash to be paid in February of each year commencing February, 2002

     (ii) Options to be granted utilising the black scholes valuation applicable to option grants in February of each year, commencing in February 2002. Options will fully vest on the grant date. The option award will be in accordance with, and subject to, the terms of the Plans and any agreements executed by the Employee in connection therewith.


Clause 5 (c), third paragraph to be deleted and replaced with the following:

     "The Employee will be eligible to participate in the Stock Option Plans of the Company (the "Plans"); the next such award is expected to be granted in February 2002 based on the Company's Stock Option Grant Methodology for the Executive Pool. The Employee shall receive stock options at the sole discretion of the Human Resources Committee of the Board in accordance with, and subject to, the terms of the Plans, based on the standard vesting schedule and any agreement executed by the Employee in connection therewith.


IN WITNESS WHEREOF, the Company has caused its name to be ascribed to this Amendment by its duly authorized representative and the Employee has executed this Amendment effective as of the date set forth above.


PARTNERRE LTD.


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Name: David McLaughlin
Title: Chairman of the Board of Directors


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Name: Patrick Thiele